Exhibit 99.1

Overstock Appoints William Nettles to its Board of Directors

SALT LAKE CITY - June 15, 2020 - The Board of Directors of Overstock.com, Inc. (NASDAQ:OSTK) appointed William Nettles as a new independent director as of June 12, 2020. Nettles is a co-founder and managing partner of Invictus Growth Partners, a private equity firm located in San Francisco, CA that invests in and advises automation-enabled technology companies. He has more than 25 years’ experience in technology, investing and corporate finance as a founder, as a senior level corporate executive at Verifone, Lycos and Sungevity, and in investment banking at Credit Suisse.
“We welcome William to the Overstock board,” said Overstock Chairwoman of the Board Allison Abraham. “He has significant expertise and experience in strategy, corporate development and investor relations. As a new board member, he will be able to help guide Overstock in all of these areas.”

“I’m excited to have William join the Overstock team,” said Overstock CEO and Board Member Jonathan Johnson. “For the past several months, we’ve been thoughtful as we’ve looked to expand our board. We found the right person in William. He will be a real asset to the board, bringing additional capital markets and technology investment expertise. He will represent our shareholders well.”

“I am really excited to join the Overstock board. Overstock is a proven leader in its industry and a company with lots of promise, both in its ecommerce business and its several blockchain start-up companies,” said Nettles. “As I’ve met with each of the board members there has been a real chemistry and enthusiasm. I’m ready to help Overstock continue its growth.”

With the addition of Nettles, the Overstock board now has six members, five of whom are independent.

About William Nettles

William Nettles is a Co-Founder and Managing Partner of Invictus Growth Partners. Previously, William was the Executive Vice President of Sungevity, based in Oakland, CA, where he led the company out of bankruptcy and turned it around into a profitable business in less than a year. Before this, he was the Director of Investments at Pan African Investments (PIC), a New York City-based private investment firm, whose mission was to make an impact in Africa by identifying and investing in technology companies that promote growth and development in the region.

Prior to PIC, William worked at VeriFone for over ten years where he initially served as VP and Head of Corporate Development and Investor Relations and later as the GM of the Middle East and Africa. He was a Corporate Development executive at Lycos prior to this and helped lead the successful sale of Lycos to Terra Networks. William began his career at Credit Suisse, where he was an investment banker, focused on mergers, acquisitions, equity and debt financings.

William is also a Founder and on the Board of Directors of Advanced Mobile Payments, a payment technology solutions company located in Newport Beach, CA,

William is an active mentor with the Sponsors for Education Opportunities career program, a non-profit organization that provides underrepresented minorities with access to internship opportunities on Wall Street.

William is a graduate of the University of California at Berkeley where he holds a B.S. in Business Administration.

About Overstock

Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (Medici Ventures’ tZERO platform:OSTKO) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by tens of millions of customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly owned subsidiary dedicated to the development and acceleration of blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements about the company’s board of directors and other members of leadership. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in our Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 7, 2020, and in our subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.

Contacts

Investor Relations:	Media:
Alexis Callahan	Overstock Media Relations
801-947-5126	801-947-3564
ir@overstock.com	pr@overstock.com